                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 HEALTH RISK MANAGEMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                          HEALTH RISK MANAGEMENT, INC.

                                ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                  JULY 8, 1998

                            ------------------------

TO THE SHAREHOLDERS OF HEALTH RISK MANAGEMENT, INC.:

    The 1998 Annual Meeting of Shareholders of Health Risk Management, Inc. will be held at the Company's corporate offices, fourth floor, 7900 West 78th Street, Minneapolis, Minnesota, on Wednesday, July 8, 1998 at 1:00 p.m., Minnesota time, for the following purposes:

    1.  To elect Class C directors.

    2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

    3. To take action upon any other business that may properly come before the meeting or any adjournment thereof.

    Only shareholders of record shown on the books of the Company at the close of business on June 1, 1998, will be entitled to vote at the meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Annual Meeting.

    You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign, date and return your Proxy in the return envelope provided as soon as possible. Your cooperation in promptly signing and returning your Proxy will help avoid further solicitation expense by the Company.

    This Notice, the Proxy Statement and the enclosed Proxy are sent to you by order of the Board of Directors.

                                          Marlene Travis

                                          PRESIDENT, CHIEF OPERATING OFFICER AND
                                          SECRETARY

Dated: June 5, 1998
Minneapolis, Minnesota

                          HEALTH RISK MANAGEMENT, INC.

                                ---------------

                                PROXY STATEMENT
                                      FOR
                      1998 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 8, 1998

                            ------------------------

                                  INTRODUCTION

    Your Proxy is solicited by the Board of Directors of Health Risk Management, Inc. (the "Company") for use at the 1998 Annual Meeting of Shareholders to be held on July 8, 1998, and at any adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting.

    The cost of soliciting Proxies, including preparing, assembling and mailing the Proxies and soliciting material, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit Proxies personally or by telephone.

    Any shareholder giving a Proxy may revoke it at any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Secretary or other officer of the Company or by filing a new written Proxy with an officer of the Company. Personal attendance at the Annual Meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a subsequent Proxy is delivered to an officer before the revoked or superseded Proxy is used at the Annual Meeting.

    Proxies not revoked will be voted in accordance with the choice specified by shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the slate of directors proposed by the Board of Directors and listed herein. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Meeting for purposes of calculating the vote required for approval of such matter.

    The mailing address of the Company's principal executive office is 8000 West 78th Street, Minneapolis, Minnesota 55439. The Company expects that this Proxy Statement and the related Proxy and Notice of Annual Meeting will first be mailed to shareholders on or about June 5, 1998.

                      OUTSTANDING SHARES AND VOTING RIGHTS

    The Board of Directors of the Company has fixed June 1, 1998, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on June 1, 1998, 4,581,194 shares of the Company's Common Stock, par value $.01, were issued and outstanding. Such $.01 par value Common Stock is the only outstanding class of stock of the Company. A quorum (a majority of the outstanding shares) must be represented at the meeting in person or by Proxy to transact business. Each share of Common Stock is entitled to one vote. Holders of the Common Stock are not entitled to cumulative voting rights in the election of directors.

              PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS

    The following table sets forth the number of shares of the Company's Common Stock beneficially owned by each person known to the Company to beneficially own more than 5% of the Company's Common Stock, by each of the Company's current directors and nominees for director, by each executive officer named in the Summary Compensation Table (on page 11), and by all of the Company's current directors and current executive officers as a group, as of June 1, 1998.

                                                                NUMBER OF SHARES      PERCENT
NAME OF DIRECTOR, EXECUTIVE OFFICER OR IDENTITY OF GROUP      BENEFICIALLY OWNED(1)   OF CLASS
------------------------------------------------------------  ---------------------   --------
Chiplease, Inc. ............................................         512,300(2)        11.18%
  640 N. LaSalle Street, Suite 300
  Chicago, IL 60610
Summit Capital Management, LLC .............................         507,108(3)        11.07%
  601 Union Street Suite 3900
  Seattle, WA 98101
NOLA, LLC ..................................................         293,565(4)         6.41%
  916 Sommerset Street
  Watchung, NJ 07060
Dimensional Fund Advisors, Inc. ............................         237,800(5)         5.19%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Gary T. McIlroy, M.D. ......................................         302,873(6)         6.48%
  8000 West 78th Street
  Minneapolis, MN 55439
Marlene Travis .............................................         350,708(7)         7.53%
  8000 West 78th Street
  Minneapolis, MN 55439
Thomas P. Clark.............................................          75,337(8)         1.63%
Adele M. Kimpell............................................          11,500(9)         *
John R. Higbee..............................................               0            *
Vance Kenneth Travis........................................          11,403(10)        *
Ronald R. Hahn..............................................          11,401(11)        *
Robert L. Montgomery........................................          12,771(12)        *
Gary L. Damkoehler..........................................          10,167(13)        *
Raymond G. Schultze, M.D....................................           3,167(14)        *
All Current Executive Officers and Current Directors as a
  Group (15 persons)........................................         804,077(15)       16.63%

------------------------

   * Less than one percent.

 (1) Except as otherwise noted, each person or group named in the table has sole voting and investment power with respect to all shares of Common Stock listed opposite the name of such person or group. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of June 1, 1998, or within 60 days of such date are treated as outstanding only when determining the amount and percent owned by such person or group named in the table.

 (2) Includes 512,300 shares for which Chiplease, Inc. represents it has sole voting power and which was owned on February 27, 1998, the date of the most recent Schedule 13D received by the Company from such shareholder.

 (3) Includes 507,108 shares for which Summit Capital Management, LLC represents it has sole voting power and which was owned on March 13, 1998, the date of the most recent Schedule 13G received by the Company from such shareholders.

 (4) Includes 293,565 shares for which NOLA, LLC represents it has sole voting power and which was owned on May 1, 1997, the date of the most recent
     Schedule 13D received by the Company from such shareholder.

 (5) In its most recent Schedule 13G filing with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc. represents it has sole voting power as to 158,700 of such shares and sole dispositive power over all such shares.

 (6) The number of shares set forth in the above table (i) includes 207,970 shares held by the Gary T. McIlroy Revocable Trust, for which Dr. McIlroy is grantor and trustee, (ii) includes 94,903 shares which Dr. McIlroy has the right to acquire upon exercise of options, (iii) excludes 75 shares beneficially owned by Dr. McIlroy's and Ms. Travis' adult children, and
     (iv) excludes the shares beneficially owned by Ms. Travis. Dr. McIlroy disclaims beneficial ownership of such excluded shares.

 (7) The number of shares set forth in the above table (i) includes 274,948 shares held by the Marlene O. Travis Revocable Trust, for which Ms. Travis is grantor and trustee, (ii) includes 75,760 shares which Ms. Travis has the right to acquire upon exercise of options, (iii) excludes 75 shares beneficially owned by Ms. Travis' and Dr. McIlroy's adult children, and
     (iv) excludes the shares beneficially owned by Dr. McIlroy. Ms. Travis disclaims beneficial ownership of such excluded shares.

 (8) Includes 47,568 shares held by Mr. Clark and 27,769 shares which Mr. Clark has the right to acquire upon exercise of options.

 (9) Includes 11,500 shares which Ms. Kimpell has the right to acquire upon exercise of options.

 (10) Includes 3,802 shares held by Mr. Travis and 7,601 shares which Mr. Travis has the right to acquire upon exercise of options.

 (11) Includes 7,600 shares held by Mr. Hahn and 3,801 shares which Mr. Hahn has the right to acquire upon exercise of options.

 (12) Includes 6,163 shares held by Mr. Montgomery and 6,608 shares which Mr. Montgomery has the right to acquire upon exercise of options.

 (13) Includes 7,000 shares held by Mr. Damkoehler and 3,167 shares which Mr. Damkoehler has the right to acquire upon exercise of options.

 (14) Includes 3,167 shares which Mr. Schultze has the right to acquire upon exercise of options.

 (15) Includes 560,701 shares held by the current officers and directors, and 253,709 shares that current executive officers and directors as a group have the right to acquire as of June 1, 1998, or within 60 days of such date, upon exercise of options.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL #1)

    The Bylaws of the Company provide that the number of directors shall be determined by the Board of Directors. The Board of Directors has set such number at seven. The Company's Articles of Incorporation provide for the election of three classes of directors with terms staggered so as to require the election of only one class of directors each year. Only directors who are members of Class C will be elected at the

Annual Meeting. The Class C directors will be elected to a three-year term and, therefore, will hold office until the Company's 2001 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. The terms of Classes A and B continue until 1999 and 2000, respectively.

    The Board of Directors nominates Gary T. McIlroy, M.D., Ronald R. Hahn, and Robert L. Montgomery for election as the Class C directors. Each Proxy will be voted for each of such nominees unless the Proxy withholds a vote for one or more of the nominees. If any of the nominees should be unable to serve as a director by reason of death, incapacity or other unexpected occurrence, the Proxies solicited by the Board of Directors shall be voted by the proxy representatives for such substitute nominee as is selected by the Board, or, in the absence of such selection, for such fewer number of directors as results from such death, incapacity or other unexpected occurrence. The election of each Class C nominee requires the affirmative vote of the holders of the greater of
(i) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

    The following table provides certain information with respect to all directors of the Company:

                                              CURRENT POSITION(S)               PRINCIPAL OCCUPATION(S)                DIRECTOR
   NAME OF DIRECTOR (CLASS)          AGE          WITH COMPANY                   DURING PAST FIVE YEARS                  SINCE
-------------------------------      ---      --------------------  ------------------------------------------------  -----------
Gary T. McIlroy, M.D.                    57   Chairman of the       Chairman and Chief Executive Officer of the             1977
(Class C)                                       Board, Chief          Company since 1977. Dr. McIlroy is married to
                                                Executive Officer     Marlene Travis.
                                                and Director
                                                Nominee

Marlene Travis                           58   President, Chief      President of the Company since 1987 and Chief           1977
(Class B)                                       Operating Officer,    Operating Officer of the Company from 1987 to
                                                Secretary and         1992 and since June 1993; and Chief
                                                Director              Administrative Officer from 1992 to June 1993;
                                                                      Ms. Travis is married to Gary T. McIlroy, M.D.

Vance Kenneth Travis                     72   Director              Chairman of the Board of Triad International,           1984
(Class B)                                                             Inc., a plant engineering and project
                                                                      management operation for petro-chemical and
                                                                      refinery process plants located in Calgary,
                                                                      Alberta, Canada. Mr. Travis is Marlene Travis'
                                                                      uncle.

Ronald R. Hahn                           53   Director Nominee      Chairman and President, ESE Partners, LLC, a            1992
(Class C)                                                             venture capital management company, since 1996
                                                                      and President of Stroben & Hahn, Inc., a
                                                                      venture capital management company, since
                                                                      1981. Consultant regarding the U.S. healthcare
                                                                      industry to Union d'Etudes et
                                                                      d'Investissements ("UI"), the merchant banking
                                                                      subsidiary of Credit Agricole, principally
                                                                      from 1992 to 1995. Mr. Hahn currently also
                                                                      serves on the Board of Directors of Protein
                                                                      Databases, Inc., a publicly traded computer
                                                                      software

                                              CURRENT POSITION(S)               PRINCIPAL OCCUPATION(S)                DIRECTOR
   NAME OF DIRECTOR (CLASS)          AGE          WITH COMPANY                   DURING PAST FIVE YEARS                  SINCE
-------------------------------      ---      --------------------  ------------------------------------------------  -----------
                                                                      company, and JAMS/Endispute, a provider of
                                                                      dispute resolution services.

Robert L. Montgomery                     61   Director Nominee      President, Western Division of Sutter Health            1993
(Class C)                                                             since 1996. Prior to this, he was President
                                                                      and Chief Executive Officer of Alta Bates
                                                                      Health System of Emeryville, California, a
                                                                      vertically integrated full service healthcare
                                                                      system, from 1989 to 1996, and from 1979 to
                                                                      March 1983.

Gary L. Damkoehler                       58   Director              Chairman, Chief Executive Officer and President         1996
(Class A)                                                             since 1988 of JSA Healthcare Corporation of
                                                                      St. Petersburg, Florida, a direct provider of
                                                                      healthcare services.

Raymond G. Schultze, M.D.                64   Director              Professor of Medicine at the UCLA School of             1996
(Class A)                                                             Medicine from 1978 to 1997. Dr. Schultze
                                                                      served as Director of the UCLA Medical Center
                                                                      from 1980 to 1995, and Administrative Vice
                                                                      Chancellor for UCLA from 1986 to 1992. Dr.
                                                                      Schultze currently is providing consulting
                                                                      services to the County of Los Angeles for the
                                                                      re-engineering of their healthcare system.

DIRECTOR FEES AND OPTIONS

    ANNUAL RETAINER AND MEETING FEES. All directors of the Company are reimbursed for expenses incurred by them in connection with attending meetings of the Board and performing duties as a director. Each nonemployee director receives an annual retainer of $12,500 and meeting fees as follows: $750 for each Board meeting attended; $500 ($650 for committee chairs) for each committee meeting attended unless the committee meeting is held in conjunction with a Board meeting; $500 for each meeting of the board of directors of a subsidiary of the Company that is attended; $500 for each Board meeting in which the nonemployee director participates by telephone; and $250 for each committee meeting in which the nonemployee director participates by telephone. A director of the Company may elect to receive the payment of his or her annual retainer, meeting fees and committee fees on a monthly basis or in one lump sum at the end of the fiscal year.

    DEFERRED COMPENSATION PLAN FOR DIRECTORS. The Board of Directors of the Company adopted the Deferred Compensation Plan for Directors, effective for fiscal 1994, and for all fiscal years thereafter until the Plan is terminated. Under the Deferred Compensation Plan, members of the Company's Board of Directors and members of the Board of any subsidiary may elect, prior to July 1 of any fiscal year, to defer the receipt of all or any portion of any annual retainer and meeting fees that may be payable to the director during the fiscal year for which the election is effective. The Deferred Compensation Plan is administered by the Compensation Committee. All amounts deferred by the director are credited to an account established for the director for accounting purposes only, and the amounts credited to such account generally accrue interest, compounded quarterly, at a rate equal to two percentage points above the Prime Rate. The Deferred Compensation Plan is and will remain unfunded, and the director will stand in the position of a general unsecured creditor of the Company with respect to all payments made pursuant to the Deferred Compensation Plan.

    DIRECTOR OPTIONS. Under the Amended and Restated 1992 Long-Term Incentive Plan, directors who are not employees of the Company are eligible for nonqualified stock options. As specified in the Plan, an option for 3,800 shares of the Company's Common Stock was granted to each nonemployee director who was serving on the Board on September 14, 1992, the date the Board originally adopted the Plan, and is granted to each new nonemployee director on the date that such new director is first elected to the Board. All nonemployee directors will also receive an option for 1,900 shares of the Company's Common Stock at the end of each fiscal year during which such director continues to serve on the Board. The Board may, in its discretion, grant additional nonqualified stock options to nonemployee directors, subject to such terms and conditions as the Board may deem appropriate.

    In addition, a nonemployee director may elect in writing to receive a nonqualified stock option in lieu of all or any portion of the annual retainer and meeting fees to which such director may be entitled and which would otherwise be payable to such director during the fiscal year for which the election has been made. The number of shares subject to such option is determined by dividing the total dollar amount specified in the election by 25% of the fair market value of the Company's Common Stock as of the date the option is granted, which shall be the last day of the fiscal year for which the election has been made. Any election by the nonemployee director to receive a nonqualified stock option in lieu of annual retainer and meeting fees must be made prior to the date the option is granted.

    Except for options granted in lieu of retainer or meeting fees, the option price per share for all nonqualified stock options granted to nonemployee directors is generally the fair market value of a share of the Company's Common Stock as of the date such option is granted. The exercise price per share for all nonqualified stock options granted to nonemployee directors in lieu of retainer or meeting fees pursuant to the election described above equals 75% of the fair market value of a share of the Company's Common Stock as of the date such option is granted. All nonqualified stock options granted to the nonemployee directors ordinarily expire five years after the date they are granted, and become exercisable as to one-third of the shares subject to the option on each of the succeeding three anniversaries of the option grant.

                          COMMITTEE AND BOARD MEETINGS

    The Company's Board of Directors has an Audit Committee which reviews with the Company's independent auditors the annual financial statements and the results of the annual audit. The Audit Committee also is used to review potential conflict of interest situations involving related party transactions. The Audit Committee's current members are Mr. Damkoehler, Mr. Hahn, Mr. Montgomery and Mr. Travis. The Audit Committee met once during fiscal 1997.

    The Board also has a Compensation Committee which reviews and recommends the compensation to be paid to the Company's senior officers under the Company's management incentive plans. Mr. Hahn, Mr. Travis, Mr. Schultze and Mr. Montgomery are the current members of such Committee. During fiscal 1997, the Compensation Committee met one (1) time.

    The Company does not have a nominating committee. The functions which would be performed by a nominating committee are performed by the entire Board. Any shareholder who intends to make a nomination at an annual meeting must deliver, not less than fifty nor more than seventy-five days prior to the particular annual meeting, a notice to the Company's Corporate Secretary setting forth: the name and address of the shareholder who intends to make the nomination; the class and number of shares of stock of the Company which are beneficially owned by the shareholder; the name, age, business address and residence address of each nominee being proposed by the shareholder; the principal occupation or employment of each nominee; the class and number of shares of stock of the Company which are beneficially owned by each nominee; such other information concerning each nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee; and a signed consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

    The Company's Board of Directors held eight (8) meetings during fiscal 1997. Each director attended seventy-five percent or more of the total number of meetings of the Board of Directors and of committee(s) of which he or she was a member.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    COMPENSATION COMMITTEE'S RESPONSIBILITY

    The Compensation Committee's (the "Committee") principal responsibility with respect to executive level compensation is to ensure the Company's executive compensation plans are aligned with and support the Company's business objectives. The Committee evaluates the overall design and administration of the plans in order to fulfill its responsibility. In addition, to enhance the objectivity and independence of the Committee, it is comprised entirely of outside directors.

    COMPENSATION PHILOSOPHY

    The primary elements of the executive officers' total compensation program are based on salary, annual incentives, and long-term incentives. The elements are designed to:

        (i) motivate executive officers to achieve strategic objectives which promote the future success of the Company and increase shareholder value;

        (ii) reward outstanding performance at the corporate, department, and individual levels;

       (iii) aid the Company in attracting and retaining executives capable of assuring the future success of the Company; and

        (iv) promote a pay-for-performance philosophy by placing a significant portion of the total compensation "at risk" while providing compensation opportunities which are comparable to market levels.

    Under current tax law, a deduction for compensation paid by a company to each of the company's named executives may be disallowed if the officer's compensation exceeds $1 million. Special rules apply for "performance-based" compensation, including compensation resulting from stock options. The Company intends to take such steps as are necessary to comply with the deduction limits imposed by tax law.

    BASE SALARY

    Base salaries for certain executive officers are reviewed by the Committee on an annual basis. Each year the Committee assesses the executive employee's level of responsibility, experience, individual performance, accountabilities relative to other Company executives, and external market practices. Each year the Committee also reviews Company performance and recommends to the full Board the salary levels for the coming year, and the base salaries are adjusted accordingly. In fiscal 1997, base salaries for the chief executive and certain other executives were the same as fiscal 1996, which were generally toward the mid-point of base salary levels for comparable health care organizations. In fiscal 1997, the chief executive's base salary and certain other executives' base salaries were the same as fiscal 1996 because of a pay-for-performance philosophy for base compensation which places a significant portion of the total compensation "at risk" while providing compensation opportunities which are comparable to market levels. Other executives' salaries are reviewed annually and changed based on their performance and responsibilities.

    ANNUAL INCENTIVES

    EXECUTIVE INCENTIVE PLAN. The Company's Board of Directors has an Executive Incentive Plan which provides for the payment of annual incentive bonuses to certain executive employees. The Executive Incentive Plan is administered by the Compensation Committee, whose members are not eligible to participate in the Executive Incentive Plan.

    Generally, an executive employee does not earn a bonus under the Executive Incentive Plan unless specified revenue, net profit or other performance goals are met by the Company. The Compensation Committee sets a range of bonus levels based on the performance goals set for the year. The Committee determines the amount of such cash bonus that may be paid to an executive employee by applying to the employee's salary at the beginning of the applicable fiscal year a payment percentage that corresponds to such goals. The Committee may also use stock options if it believes that stock options will provide executive officers with appropriate incentives. Fiscal 1997 incentives under this Plan were stock options and no cash bonuses were paid. These options became fully exercisable November 23, 1997.

    For fiscal 1997, the chief executive officer received options for 15,000 shares as an annual incentive and did not receive any cash bonus under the Plan.

    LONG-TERM INCENTIVES

    The Company may grant some executive level employees long-term awards, including stock options, performance awards, and restricted stock pursuant to the Long-Term Incentive Plan. The purpose of these awards are to:

        (i) focus executives on the achievement of performance objectives which enhance shareholder value;

        (ii) emphasize the importance of balancing present business needs and long-term goals critical to the future success of the Company; and

       (iii) attract and retain executives of superior ability.

    STOCK OPTIONS. Stock options allow the executives to purchase shares of the Company's common stock at an exercise price equal to the fair market value at the date of grant over a period of five years. Generally, one-third to one-fourth of the executive's option becomes exercisable within the first six to twelve months after grant with the remainder over a period ranging up to three or four years following the date of grant. During fiscal 1997, in addition to the options for 15,000 shares discussed above under Annual Incentives, the Company issued the chief executive officer options for 40,000 shares at an exercise price of $13.25 per share under the Amended and Restated 1992 Long-Term Incentive Plan on June 30, 1997.

    PERFORMANCE UNITS. The Compensation Committee authorized awards of performance units ("Units") in fiscal 1993 and fiscal 1994 that generally would have provided executive recipients with the opportunity to receive cash awards if the Company's financial goals and other business objectives were achieved over a three-year period.

    In fiscal 1995, the Committee determined that only annual cash incentives and stock options should be granted to executives to simplify their compensation program, cancelled the Units previously awarded and decided that no additional Units should be granted under the Amended and Restated 1992 Long-Term Incentive Plan for the foreseeable future.

                                          Ronald R. Hahn, CHAIRPERSON
                                          V. Kenneth Travis
                                          Robert L. Montgomery
                                          Raymond G. Schultze, M.D.

EMPLOYMENT AGREEMENTS

    The Company has an Employment Agreement, dated June 20, 1996, with Gary T. McIlroy, M.D. whereby Dr. McIlroy will continue to serve as Chief Executive Officer with the term continuing indefinitely unless terminated under the terms of the Agreement. Dr. McIlroy received a base salary for fiscal 1997 of $278,000 (subject to increase upon annual review by the Compensation Committee of the Board) and is eligible to receive an annual incentive bonus under the Executive Incentive Plan. The Employment Agreement is terminable by the Company for cause, in which case the Company is obligated to pay only Dr. McIlroy's accrued base salary and a portion of any annual incentive bonus for the fiscal year in which his termination occurs. The Agreement is also terminable by the Company upon thirty (30) days written notice, without cause, in which case the Company is obligated to (i) pay the then-current annualized base salary and provide health, dental, life and other benefits for a twenty-four (24) month period; (ii) pay out-placement services; (iii) pay a portion of any annual incentive bonus for the fiscal year in which his termination occurs; and (iv) transfer all cash value and life insurance policies owned by the Company to Dr. McIlroy. In the event Dr. McIlroy resigns for "good reason" or within twelve (12) months after a "change of control" of the Company, the Company is obligated to make all of the payments and provide all of the benefits described in the preceding sentence, and shall accelerate the vesting of all stock options which shall then remain exercisable until the options expire. The Agreement also addresses the benefits payable and the treatment of the life insurance policies owned by the Company upon termination for death or disability and, in the event of disability, provides for supplemental disability payments and health, dental and life benefits for a twelve (12) month period.

    The Company also has a Split Dollar Agreement, dated June 5, 1991, which requires the Company to pay the premiums on a life insurance policy owned by Dr. McIlroy (or his assignee) and which requires repayment to the Company of either the premiums paid or the policy's accumulated cash surrender value, whichever is greater, upon Dr. McIlroy's death or termination of employment. Under the Employment Agreement, if Dr. McIlroy's employment is terminated without cause or within twelve (12) months after a "change of control" of the Company, or if Dr. McIlroy resigns for "good reason," the repayment obligations under the Split Dollar Agreement cease and the Company must release any collateral assignment in the life insurance policy.

    The Company has an Employment Agreement, dated June 21, 1996, with Marlene Travis whereby Ms. Travis will continue to serve as President and Chief Operating Officer with the term continuing indefinitely unless and until terminated under the terms of the Agreement. Ms. Travis received a base salary for fiscal 1997 of $250,000 (subject to increase upon annual review by the Chief Executive Officer) and is eligible to receive an annual incentive bonus under the Executive Incentive Plan. The Employment Agreement is terminable by the Company for cause, in which case the Company is obligated to pay only Ms. Travis' accrued base salary and a portion of any annual incentive bonus for the fiscal year in which her termination occurs. The Agreement is also terminable by the Company upon thirty (30) days written notice, without cause, in which case the Company is obligated to (i) pay the then-current annualized base salary and provide health, dental, life and other benefits for a twenty-four (24) month period; (ii) pay out-placement services; (iii) pay a portion of any annual incentive bonus for the fiscal year in which her termination occurs; and (iv) transfer all cash value and life insurance policies owned by the Company to Ms. Travis. In the event Ms. Travis resigns for "good reason" or within twelve (12) months after a "change of control" of the Company, the Company is obligated to make all of the payments and provide all of the benefits described in the preceding sentence and shall accelerate the vesting of all stock options which shall then remain exercisable until the options expire. The Agreement also addresses the benefits payable and the treatment of the life insurance policies owned by the Company upon termination for death or disability and, in the event of disability, provides for supplemental disability payments and health, dental and life benefits for a twelve (12) month period.

    The Company also has a Split Dollar Agreement, dated June 5, 1991, which requires the Company to pay the premiums on a life insurance policy owned by Ms. Travis (or her assignee) and which requires repayment to the Company of either the premiums paid or the policy's accumulated cash surrender value, whichever is greater, upon Ms. Travis' death or termination of employment. Under the Employment Agreement, if Ms. Travis' employment is terminated without cause or within twelve (12) months after a "change of control" of the Company, or if Ms. Travis resigns for "good reason," the repayment obligations under the Split Dollar Agreement cease and the Company must release any collateral assignment in the life insurance policy.

    The Company has an Employment Agreement dated June 21, 1996, with Thomas P. Clark whereby Mr. Clark will continue to serve as Chief Financial Officer, with the term continuing indefinitely unless and until terminated under the terms of the Agreement. Mr. Clark received an annual base salary for fiscal 1997 of $200,000 (subject to increase upon annual review by the Chief Executive Officer) and is eligible to receive an annual incentive bonus under the Executive Incentive Plan. The Employment Agreement is terminable by the Company for cause, in which case the Company is obligated to pay only Mr. Clark's accrued base salary and a portion of any annual incentive bonus for the fiscal year in which his termination occurs. The Agreement is also terminable by the Company upon thirty (30) days written notice, without cause, in which case the Company is obligated to (i) pay the then-current annualized base salary and provide health, dental, life and other benefits for a twenty-four (24) month period; (ii) pay out-placement services; (iii) pay a portion of any annual incentive bonus for the fiscal year in which his termination occurs; and (iv) transfer all cash value and life insurance policies paid by the Company to Mr. Clark. In the event Mr. Clark resigns for "good reason" or within twelve (12) months after a "change of control" of the Company, the Company is obligated to make all of the payments and provide all of the benefits described in the preceding sentence and shall accelerate the vesting of all stock options which shall then remain exercisable until the options expire. The Agreement also addresses the benefits payable and the treatment of the life insurance policies owned by the Company upon termination for death or disability and, in the event of disability, provides for supplemental disability payments and health, dental and life benefits for a twelve (12) month period.

    The Company also has a Split Dollar Agreement, dated September 19, 1991, which requires the Company to pay the premiums on a life insurance policy owned by Mr. Clark (or his assignee) and which requires repayment to the Company of either the premiums paid or the policy's accumulated cash surrender value, whichever is greater, upon Mr. Clark's death or termination of employment. Under the Employment Agreement, if Mr. Clark's employment is terminated without cause or within twelve (12) months after a "change of control" of the Company, or if Mr. Clark resigns for "good reason," the repayment obligations under the Split Dollar Agreement cease and the Company must release any collateral assignment in the life insurance policy.

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the four other highest paid executive officers of the Company whose salary and bonus for fiscal 1997 exceeded $100,000.

                                                                                      LONG-TERM COMPENSATION
                                                                                ----------------------------------
                                                                                         AWARDS
                                              ANNUAL COMPENSATION(1)            ------------------------
                                     ----------------------------------------   RESTRICTED    SECURITIES
                                                                 OTHER ANNUAL      STOCK      UNDERLYING    LTIP      ALL OTHER
NAME AND POSITION                    YEAR   SALARY    BONUS      COMPENSATION     AWARDS       OPTIONS     PAYOUTS   COMPENSATION
-----------------------------------  ----  --------  -------     ------------   -----------   ----------   -------   ------------
Gary T. McIlroy, M.D. .............  1997  $278,000  $     0(2)    $ 9,395(10)       0          15,000(2)    $0        $23,150(6)
  Chairman & CEO                     1996  $278,000   13,510         9,395(10)       0          40,000(4)     0         22,655(6)
                                     1995   278,000        0(2)      9,395(10)       0          33,138(3)     0         23,127(6)
                                                                                                 4,000(2)
                                                                                                16,000(4)
                                                                                                30,000(9)

Marlene Travis ....................  1997   250,000        0(2)      9,395(10)       0          12,500(2)     0         20,150(7)
  President & COO                    1996   222,000   13,510         9,395(10)       0          33,333(4)     0         19,655(7)
                                     1995   222,000        0(2)      9,395(10)       0          23,298(3)     0         19,943(7)
                                                                                                 3,500(2)
                                                                                                12,000(4)
                                                                                                25,000(9)

Thomas P. Clark ...................  1997   200,000        0(2)     10,460(10)       0          10,000(2)     0          9,150(8)
  CFO                                1996   167,500   11,580        10,460(10)       0          26,667(4)     0          8,655(8)
                                     1995   167,500        0(2)     10,460(10)       0          17,759(3)     0          8,388(8)
                                                                                                 3,000(2)
                                                                                                12,000(4)
                                                                                                20,000(9)

Adele M. Kimpell ..................  1997   153,542        0(2)          0           0           4,000(2)     0          2,663(5)
  Sr. V.P., Health                   1996   128,169    6,000             0           0           9,000(4)     0          1,882(5)
  Plan Operations                    1995   106,795    6,000             0           0           5,000(3)     0          1,796(5)
                                                                                                 2,000(2)

John R. Higbee ....................  1997   128,544        0(2)          0           0           1,500(2)     0          2,671(5)
  CIO                                1996   122,400   10,000             0           0           1,500(4)     0          1,101(5)
                                     1995   107,840   10,000             0           0               0        0              0(5)
                                                                                                 4,500(2)

------------------------------

 (1) Does not include the payment of professional and monthly club dues, group term life insurance, and other personal benefits, the aggregate amount of which was less than 10% of the individual's listed compensation.

 (2) Stock options were issued under the Amended and Restated 1992 Long-Term Incentive Plan or the 1990 Stock Option Plan in lieu of cash bonus under the annual Executive Incentive Plan and are fully exercisable.

 (3) Stock options were issued under the 1990 Stock Option Plan, and become exercisable in annual increments of one-fourth per year.

 (4) Stock options were issued under the Amended and Restated 1992 Long-Term Incentive Plan and become exercisable in annual increments of one-third per year.

 (5) The Company matching contribution under its 401(k) Salary Savings Plan.

 (6) The amount reflected includes $3,127, $2,655, and $3,150 as Company matching contributions under its 401(k) Salary Savings Plan or other retirement payments for fiscal 1995, 1996, and 1997 respectively, and $20,000 per year for the total premiums paid by the Company on the life insurance policy covered by the Split-Dollar Agreement referred to above in "Employment Agreements" for fiscal 1995, 1996, and 1997, respectively.

 (7) The amount reflected includes $2,943, $2,655 and $3,150 as Company matching contributions under its 401(k) Salary Savings Plan or other retirement payments for fiscal 1995, 1996, and 1997, respectively, and $17,000 per year for the total premiums paid by the Company on the life insurance policy covered by the Split-Dollar Agreement referred to above in "Employment Agreements" for fiscal 1995, 1996 and 1997, respectively.

 (8) The amount reflected includes $2,388, $2,655 and $3,150 as Company matching contributions under its 401(k) Salary Savings Plan or other retirement payments for fiscal 1995, 1996 and 1997, respectively, and $6,000 per year for the total premiums paid by the Company on the life insurance policy covered by the Split-Dollar Agreement referred to above in "Employment Agreements" for fiscal 1995, 1996 and 1997, respectively.

 (9) Stock options were issued to Dr. McIlroy, Ms. Travis and Mr. Clark, for 30,000, 25,000 and 20,000 shares, respectively, in lieu of performance unit awards for fiscal 1995, cancellation of performance unit awards for fiscal 1994 and fiscal 1993 issued under the 1992 Long-Term Incentive Plan, and cancellation of stock options issued in fiscal 1993 of 27,643, 19,588 and 15,827 respectively, which were originally issued in lieu of a cash bonus. One-half of these stock options became exercisable on August 1, 1995, and one-half became exercisable on August 1, 1996.

 (10) Includes auto allowance and medical coverage.

The following two stock option tables summarize option grants and exercises during fiscal 1997 for the Chief Executive Officer and other named executive officers, and the values of options granted during fiscal 1997 and held by such persons at June 30, 1997.

                       STOCK OPTION GRANTS IN FISCAL 1997

                                                                                                 POTENTIAL REALIZABLE VALUE
                                                                                                 AT ASSUMED ANNUAL RATES OF
                                                                                                STOCK PRICE APPRECIATION FOR
                                                        INDIVIDUAL GRANTS                                OPTION TERM
                                     --------------------------------------------------------  -------------------------------
                                       NUMBER OF
                                      SECURITIES      % OF TOTAL                                      5%(3)           10%(3)
                                      UNDERLYING    OPTIONS GRANTED                            --------------------  ---------
                                        OPTIONS     TO EMPLOYEES IN  EXERCISE OR  EXPIRATION     STOCK                 STOCK
NAME                                    GRANTED       FISCAL YEAR    BASE PRICE      DATE        PRICE      GAIN       PRICE
-----------------------------------  -------------  ---------------  -----------  -----------  ---------  ---------  ---------
Gary T. McIlroy, M.D...............       15,000(1)          5.7%     $   11.00     06/30/02   $   14.04  $  45,600  $   17.72
                                          40,000(2)         15.1%     $   13.25     06/30/02   $   16.91    146,400  $   21.34
Marlene Travis.....................       12,500(1)          4.7%     $   11.00     06/30/02   $   14.04  $  38,000  $   17.72
                                          33,333(2)         12.6%     $   13.25     06/30/02   $   16.91    121,999  $   21.34
Thomas P. Clark....................       10,000(1)          3.8%     $   11.00     06/30/02   $   14.04  $  30,400  $   17.72
                                          26,667(2)         10.1%     $   13.25     06/30/02   $   16.91  $  97,601  $   21.34
Adele M. Kimpell...................        4,000(1)          1.5%     $   11.00     06/30/02   $   14.04  $  12,160  $   17.72
                                           9,000(2)          3.4%     $   13.25     06/30/02   $   16.91  $  32,940  $   21.34
John R. Higbee.....................        1,500(1)          0.6%     $   11.00     06/30/02   $   14.04  $   4,560  $   17.72
                                           1,500(2)          0.6%     $   13.25     06/30/02   $   16.91  $   5,490  $   21.34


NAME                                   GAIN
-----------------------------------  ---------
Gary T. McIlroy, M.D...............  $ 100,800
                                     $ 323,600
Marlene Travis.....................  $  84,000
                                     $ 269,664
Thomas P. Clark....................  $  67,200
                                     $ 215,736
Adele M. Kimpell...................  $  26,880
                                     $  72,810
John R. Higbee.....................  $  10,080
                                     $  12,135

------------------------------

(1) The stock options granted as fiscal 1997 incentives to the individuals became exercisable six months after May 23, 1997, the date of the grant. Under the terms of the Plan, the Board may provide for the protection of all optionees to whom options have been granted in the event of a merger, liquidation, reorganization or similar transaction.

(2) One-third of the stock options granted as a long-term incentive to the individuals became exercisable one year after June 30, 1997, the date of grant,and on the next two anniversaries of the date of grant. Under the terms of the Plan, the Board may provide for the protection of all optionees to whom options have been granted in the event of a merger, liquidation, reorganization or similar transaction.

(3) The stock price is calculated using a 5% and 10% rate of appreciation (solely for illustrative purposes) for the term of the option, compounded annually. The gain is the difference between the resulting illustrative compounded stock price and the exercise price times the number of options granted.

  AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUE

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED
                                        SHARES                     OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                                      ACQUIRED ON     VALUE             YEAR-END           AT FISCAL YEAR-END(1)
NAME                                   EXERCISES     REALIZED   EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
-----------------------------------  -------------  ----------  ------------------------  -----------------------
Gary T. McIlroy, M.D...............       16,862    $   82,211       81,235/76,903           $170,446/$133,301

Marlene Travis.....................       11,202    $   54,615       63,149/61,482           $128,013/$101,435

Thomas P. Clark....................       42,241    $  302,550       19,880/49,546           $107,617/$82,298

Adele M. Kimpell...................       --            --            7,000/15,500             $5,875/$9,375

John R. Higbee.....................       --            --            4,500/3,000             $29,875/$4,125

------------------------

(1) Market value of underlying securities at June 30, 1997 ($13.50), the closing price of the Common Stock, minus the exercise price.

PERFORMANCE GRAPH

    Set forth below are line graphs comparing the Company's cumulative total shareholder return on the Company's Common Stock, from June 30, 1993, through May 30, 1998, with the cumulative total return of The NASDAQ Market Index (U.S. Companies) and of the selected peer group (the "SIC Peer Group Index"). The SIC Peer Group Index includes all NASDAQ companies which are in the same three-digit SIC ("Standard Industrial Classification") labeled 632 Accident and Health Insurance and Medical Service Plans.

                                    [GRAPH]

    The NASDAQ Market Index and SIC Peer Group Index is provided by Media General Financial Services. The Peer Group includes the following companies:
Aetna, Inc.; AFLAC Incorporated; Chartwell RE Corp.; Citizens Financial Corp.; Compdent Corporation; Conseco, Inc.; Everest Reinsurance Hld.; First Commonwealth Inc.; Health Power, Inc.; Inc.; Humana, Inc.; Maxicare Health Plans; Medical Control Inc.; Mid Atlantic Medical Services, Inc.; Oxford Health Plans, Inc.; Pacificare Health System B New, Inc.; Pacificare Health System Cl A; Penncorp Financial Group; Provident American Corp.; RightChoice Managed Care; Safeguard Health Enterprises; Sierra Health Services, Inc.; Torchmark Corporation; Transamerica Corporation; Trigon Healthcare, Inc.; Union American Holding; United Dental Care, Inc.; United Healthcare Corporation; United Wisconsin Services; Unum Corporation; Washington National CP; and Westbridge Capital Corp.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Such forms include: Form 3, due within 10 days after becoming an officer, director or greater than ten-percent holder; Form 4, due within 10 days after any calendar month during which a reportable transaction occurred; and Form 5 due within 45 days after the end of the fiscal year. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from July 1, 1996 through June 30, 1997, all Section 16(a) filing requirements applicable to its current and former officers, directors, and greater than ten-percent beneficial owners were complied with except that one Form 5 was filed late by Adele M. Kimpell, and one Form 5 was filed late by Michael T. McKim.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
                                 (PROPOSAL #2)

    The Company's Board of Directors, upon recommendation of its Audit Committee, has selected Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 30, 1998. Ernst & Young LLP has acted as the Company's independent auditors since fiscal 1985. Although it is not required to do so, the Board wishes to submit the selection of Ernst & Young LLP for shareholders' ratification at the 1998 Annual Meeting. If the selection is not ratified, the Board will reconsider its selection.

    A representative of Ernst & Young LLP is expected to be present at the 1998 Annual Meeting and will be given an opportunity to make a statement if so desired. Such representative is also expected to be available to respond to appropriate questions at the Meeting.

                                 OTHER BUSINESS

    The Board of Directors knows of no other matters to be presented at the 1998 Annual Meeting. If any other matter does properly come before the Meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

    Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company by February 4, 1999, to be includable in the Company's proxy statement and related proxy for the 1999 Annual Meeting of Shareholders.

                                 ANNUAL REPORT

    A copy of the Company's Annual Report, which contains its Form 10-K and consolidated financial statements as well as a letter to shareholders for the fiscal year ended June 30, 1997, accompanies, or has been furnished prior to, this Notice of Annual Meeting and Proxy Statement. No part of such Report is incorporated herein or is to be considered proxy soliciting material.

    THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1997, TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO CHIEF FINANCIAL OFFICER, HEALTH RISK MANAGEMENT, INC., 8000 WEST 78TH STREET, MINNEAPOLIS, MINNESOTA 55439. SUCH REQUESTS SHOULD INCLUDE A REPRESENTATION THAT THE SHAREHOLDER WAS THE BENEFICIAL OWNER OF SHARES OF COMMON STOCK ON JUNE 1, 1998, THE RECORD DATE FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS.

Dated: June 5, 1998
Minneapolis, Minnesota

                          HEALTH RISK MANAGEMENT, INC.
                                     PROXY
                    FOR 1998 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 8, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints GARY T. McILROY, M.D. and THOMAS P. CLARK, and each of them, with full power of substitution, his or her proxies to represent and vote, as designated below, all shares of Health Risk Management, Inc. registered in the name of the undersigned, at the Company's 1998 Annual Meeting of Shareholders and at any adjournment thereof, and the undersigned hereby revokes all proxies previously given with respect to the Annual Meeting.

1. ELECTION OF CLASS C DIRECTORS. Nominees: Gary T. McIlroy, M.D., Ronald R. Hahn and Robert L. Montgomery

/ / FOR ALL nominees listed above                    / / WITHHOLD AUTHORITY
(except those whose names have been written on the   to vote for all nominees listed above.
line below).

    (To WITHHOLD authority to vote for any individual nominee write that nominee's name on the line below.)

________________________________________________________________________________

2. INDEPENDENT AUDITORS. Ratification of selection of Ernst & Young LLP as the Company's independent auditors for the 1998 fiscal year.

                / /  FOR        / /  AGAINST        / /  ABSTAIN

                (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE.)

3.  OTHER MATTERS. In their discretion, the appointed Proxies are...

           / /  AUTHORIZED                / /  NOT AUTHORIZED

    to vote upon such other business as may properly come before the Meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR SUCH PROPOSAL AND, IN THE CASE OF PROPOSAL #3 WILL BE DEEMED TO GRANT AUTHORITY UNDER PROPOSAL #3.

                                  DATED: _________________________________, 1998

                                  ______________________________________________

                                  ______________________________________________

                                  (PLEASE DATE AND SIGN NAME(S) EXACTLY AS SHOWN ON YOUR STOCK CERTIFICATE. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ETC., SHOULD INDICATE CAPACITY WHEN SIGNING. FOR STOCK HELD IN JOINT TENANCY, EACH JOINT OWNER SHOULD SIGN.)